Exhibit 10.3

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is entered into effective as of June 15, 2004 (“Effective Date”) by and between Reef Global Energy I, L.P., a Nevada limited partnership (“Transferor”) and Reef Global Energy III, L.P., a Nevada limited partnership (“Transferee”).

Preliminary Statements

WHEREAS, Transferor and Transferee are both participants in the Reef Global Energy Ventures Program;

WHEREAS, on March 1, 2004, Transferor entered into an agreement with Challenger Minerals, Inc., Maritech Resources, Inc., Palace Exploration Company, Palace Operating Company and Howard Energy Co., Inc. (the “Exploration Companies”) to participate in the drilling of an oil and gas well known as the “Mobile Block 961” (the “Mobile 961 Participation Agreement”), a copy of which is set forth on Exhibit 1;

WHEREAS, following Transferor’s execution of the Mobile 961 Participation Agreement, it was recognized that Transferee was the proper party to such agreement, and that Reef Partners LLC, the managing member of both Transferor and Transferee, executed the Mobile 961 Participation Agreement on behalf of Transferor rather than Transferee in error;

WHEREAS, the purpose of this Agreement is to correct such error to recognize the actual intent of Reef Partners LLC on behalf of both parties; and

WHEREAS, in consideration of Transferor’s assignment and transfer of the Mobile 961 Participation Agreement, Transferee has agreed to assume certain liabilities and obligations of Transferor arising under the Mobile 961 Participation Agreement.

Agreement

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

1.                                      Assignment.  In exchange for the assumption of the Assumed Obligations (as defined in Section 2 below), Transferor hereby conveys, transfers and assigns to Transferee, its successor and assigns, forever, all of Transferor’s rights, title, privileges and interest in and to the Mobile 961 Prospect arising under the Mobile 961 Participation Agreement.

2.                                      Assumption of Obligations and Liabilities by Transferee.  In connection with the transfer to Transferee of all of Transferor’s rights, title, privileges and interest in and to the Mobile 961 Prospect arising under the Mobile 961 Participation Agreement, Transferor hereby assigns to Transferee and Transferee hereby assumes all of Transferor’s obligations and liabilities arising under Mobile 961 Participation Agreement (collectively, the “Assumed Obligations”).

3.                                      Further Assurances.  Transferor and Transferee, for themselves and their respective successors and assigns, covenant and agree that they will execute and deliver such additional agreements, instruments or documents such as deeds, bills of sale, assignments, UCC financing statements, transfers and conveyances, powers of attorney, assurances, consents or assumptions, and will take such further actions, as are necessary to transfer and assign more fully the Mobile 961 Participation Agreement and to assume more fully the Assumed Obligations.

4.                                      Governing Law. This Agreement shall be construed in accordance with and all disputes hereunder shall be governed by the laws of the State of Nevada, excluding its conflict of law rules.

5.                                      Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original for all purposes and all of which together shall constitute one and the same instrument.

* * * * *

The parties to this Agreement have executed and delivered this Agreement as of the Effective Date.

TRANSFEROR:		TRANSFEREE:

REEF GLOBAL ENERGY I, L.P.		REEF GLOBAL ENERGY II, L.P.

By: Reef Partners, LLC		By: Reef Partners, LLC

By:	/s/ MICHAEL J. MAUCELI	By:	/s/ MICHAEL J. MAUCELI
Name:	Michael J. Mauceli	Name:	Michael J. Mauceli
Title:	Manager	Title:	Manager

2

EXHIBIT 1

Mobile 961 Participation Agreement

(See Attached)

[Challenger Minerals Inc. Letterhead]

March 1, 2004

Maritech Resources, Inc.		Reef Global Energy I, L. P.
Attn: Mr. Dave Dubiel		Attn: Mr. Walt Dunagin
25025 1-45 North, 6th Floor		1901 N. Central Expressway, Suite 300
The Woodlands, TX 77380		Richardson, TX 75080

Palace Exploration Company and		Howard Energy Co., Inc.
Palace Operating Company		Attn: Mr. Linda Marshall
Attn: Mr. Bob Zinke		13561 West Bay Shore Dr., Ste. 3000
1202 East 33rd St.		Traverse City, MI 49684
Tulsa, OK 74105-2048
	Re:	Participation Agreement and Operating Agreement
Mobile 961 (OCS-G 5761) Prospect
Offshore, Alabama

Gentlemen:

This Participation Agreement is made and entered into effective March 1, 2004, by and between Challenger Minerals Inc. (“CMI”), Reef Global Energy I, L. P. (“Reef”), Palace Exploration Company (“Palace”), Howard Energy Co., Inc. (“Howard”) (collectively the “Participants” and individually as a “Participant”), and Maritech Resources, Inc. (“Maritech”) and Palace Operating Company (“Operator”) .. The Participants and Maritech are sometimes collectively referred to as the “Parties” or individually as a “Party”. This Participation Agreement sets forth the terms and conditions whereby Participants may earn, and Maritech shall assign, 100% of 6/6ths operating rights interest in a portion of Mobile Block 961 (OCS-G 05761) as more particularly described in Exhibit “A”, attached hereto and made a part hereof (the “Lease”).  In consideration of the mutual covenants and benefits to be derived here from, the Parties hereto agree as follows:

1.                                      Test Well Election:  Participants shall have the exclusive right until July 1, 2004 to elect to drill the initial test well (the “Test Well”) on the Lease in accordance with this Agreement.  On or before July 1, 2004, Participants shall give written notice to Maritech whether or not Participants, or any of them, elect to drill said Test Well.  Failure to timely deliver such written notice to Maritech shall be deemed an election, by each party so failing, to not participate in drilling the Test Well.  Maritech shall have the right to approve any party serving as operator of the Test Well, which approval shall not be unreasonably withheld.  Maritech represents by, through and under itself, but not otherwise, that it owns 100% of 6/6ths operating rights interest in the Lease and that there are no title, liens, mortgages, environmental or access impediments encumbering or restricting the operations proposed or contemplated herein.  This Agreement is subject to Participants obtaining all necessary permits and authorizations for drilling and their review and approval of the terms and conditions of the Lease and all agreements and other requirements affecting the Prospect and title thereto.  The only penalty or liability to Participants for their failure to drill the Test Well shall be the loss of rights to earn any interest hereunder.

2.                                      Test Well:  Operations for drilling the Test Well shall, subject to such reasonable extensions of time as may be necessary and/or convenient to obtain all necessary permits and authorizations to drill the said Well, commence within ninety (90) days after the written notice required under Paragraph 1 above has been given that all Participants have made elections whether or not to participate in drilling such Well, but in no event later than August 1, 2004.  Said Test Well shall be drilled from and to mutually acceptable locations to a depth of 1,700’ TVD/MD or a depth sufficient to test the stratigraphic equivalent of the sand seen at 1,622’ MD on the 5” electric log in the Unocal – Mobile 1005 #1 Well, whichever is the lesser depth (“Objective Depth”).  Participants shall pay 100% of the expenses of drilling the Test Well to Casing Point and, if productive, 100% of the expenses to complete same through the tanks, including the wellhead, platform, facilities and pipelines associated therewith, or plugging and abandonment, if unsuccessful, in the proportions: Challenger 5.0%, Palace 62.5%, Reef 12.5% and Howard 20.0%.  “Casing Point” as used in this Agreement is defined as being that point in time when any well subject hereto has been drilled to its proposed depth, or mutually agreed to lesser depth, and all tests included in the approved Authority of Expenditure (“AFE”), have been performed unless waived by mutual agreement of the Parties and a recommendation is made by Operator to: (i) set casing and complete the well, (ii) plug and abandon the well or (iii) conduct other operations.  If actual drilling of the Test Well is not commenced by August 31, 2004, Participants and/or Maritech shall have the right and option to terminate the agreement to drill same without any penalty or liability whatsoever other than failure to earn an interest hereunder.

3.                                      Cash Consideration:  Within five (5) days after commencement of actual drilling of the Test Well, Operator shall pay to Maritech the sum of $50,000.00, and the Participants shall promptly reimburse Operator for such amount in the proportions: Challenger $2,500.00, Palace $31,250.00, Reef $6,250.00 and Howard $10,000.00, for all leasehold, geological, geophysical and other costs attributable to the subject Prospect.

4.                                      Assignment of Operating Rights Earned:  A dry hole earns no interest in the Lease.  However, if the Test Well is completed for production and meets the MMS qualifications as a producible well under 30 CFR §250.116, Participants shall earn, and Maritech shall assign to Participants, 100% of 6/6ths of the operating rights interest, in proportion to their participation in drilling the Test Well, subject to presently existing royalties and overriding royalties and reserving unto Maritech a 4.0% of 6/6ths overriding royalty interest, thus delivering the Lease to Participants with a 76.333% of 6/6ths net revenue interest.  It is understood that the total of all royalties, overriding royalties and other burdens on production from the Lease, including the overriding royalty interest to be reserved by Maritech shall not exceed 23.667% of 6/6ths of production.  Maritech shall assign the earned interest on the form of assignment attached hereto as Exhibit “B” and made a part hereof, warranting title by, through and under Maritech, but not otherwise.  Said assignment shall specifically exclude all rights, title, interests and liability associated with any presently existing platform(s), pipeline(s), wellbore(s), and other personal property associated with the Lease, it being understood and agreed that Participants shall only be responsible for plugging and abandonment of the wellbore of the Test Well and shall bear no plugging, abandonment or decommissioning expense related to any well, facilities or pipelines which are not drilled or installed by Participants.

5.                                      Conversion Election:  Operator shall give written notice to Maritech upon Payout of the Test Well and Maritech shall have the right, to either (a) escalate its above reserved 4.0% of 6/6ths overriding royalty to a 5% of 6/6ths overriding royalty interest foregoing the right to acquire an operating rights interest in the Lease or (b) convert all of its 4.0% of 6/6ths overriding royalty to a 20% of 6/6ths operating rights interest in the Lease, Test Well, platform, any facilities and pipelines, thereby extinguishing the overriding royalty interest.  Said option will be on a well by well basis. Within thirty (30) days after being notified by Operator that the Test Well has reached Payout, Maritech shall give written notice of its election to Operator.  The failure of Maritech to timely notify Operator of its election shall be deemed Maritech’s decision to escalate its 4.0% of 6/6ths overriding royalty to a 5% of 6/6ths overriding royalty interest.  In the event Maritech elects to convert its overriding royalty to a working interest, Participants shall promptly assign such interest to Maritech.  Payout is defined as the first day following the date Participants have recouped out of their shares of production, after deducting all royalties, overriding royalties, taxes and other burdens on production,  all costs attributable to drilling, testing, completing, equipping, platform costs, pipelines, production facilities and operating the Test Well, plus the amounts paid to Maritech under Paragraph 3, above.

6.                                      Substitute Test Well:  If, while drilling any well provided for herein, Operator encounters impenetrable substances or conditions, including the loss of the hole due to mechanical difficulties, which in the opinion of a reasonably prudent operator under the same or similar conditions would render further drilling impractical or hazardous, and such conditions prevent further drilling of the well,  Participants, or any of them, shall have the right, but not the obligation, to participate in drilling a “Substitute Well” in order to reach the objective depth, provided actual drilling of the Substitute Well is commenced within ninety (90) days after the release of the drilling rig from the previous well.  Any Substitute Well shall be drilled pursuant to all the terms and conditions of this Agreement.

7.                                      Offshore Operating Agreement:  On a well by well basis, all operations conducted pursuant to this Participation Agreement shall be governed by the terms and provisions of that certain Offshore Operating Agreement, dated March 1, 2004, attached hereto as Exhibit “C” and made a part hereof (the “OOA”) naming Palace Operating Company as Operator.  In the event of a conflict between this Participation Agreement and said OOA, the terms and conditions of this Participation Agreement shall prevail, but only to the extent of such conflict.

8.                                      Production Handling Agreement:  This Agreement is subject to and conditioned upon Participants obtaining a Production Handling Agreement from Union Oil Company of California “Unocal” to process production earned pursuant to this Agreement, on terms and fees yet to be negotiated.  Such fees shall be in addition to any direct charges (as defined in the COPAS Accounting Procedure attached as Exhibit “C” to the OOA) associated with any well drilled on the Lease in which any of the Participants participate.  Without prejudice to a Party’s rights to market its own production under the OOA, the Operator shall market each Participant’s share of production with the Operator’s own production, and on the same commercial basis, without any marketing fee payable to Operator.  Operator agrees not to commit a Participant’s production for any period in excess of thirty (30) days without the written concurrence of such Participant.  Maritech represents there is no existing marketing agreement covering future production from the Lease to which it is bound, and consequently that Participants will not be bound by any such existing agreement as to its interest to be earned hereunder.

9.                                      ADTI Turnkey Drilling Contract:  This Participation Agreement is further subject to and conditioned upon Operator entering into a turnkey drilling contract with ADTI no later than July 1, 2004, to drill the Test Well.  As to completion operations that may be conducted on the Test Well and as to drilling and/or completion operations for any subsequent well or wells proposed to be drilled pursuant hereto, Operator shall timely request ADTI to submit a turnkey bid for each proposed operation.  In the event Operator receives any third party bids for operations proposed hereunder, ADTI shall have the option to (i) meet the lowest competitive turnkey bid and drill and/or complete any well on a turnkey basis or (ii) match the day work AFE generated by Operator, plus 15%, to drill or to complete such well on a turnkey basis.  In no event, however, shall Operator be obligated to accept any offer or proposal from ADTI to drill or complete any wells other than the Test Well.

10.                               Subsequent Wells:  Prior to payout of the Test Well, only a Participant herein shall be entitled to propose the drilling of any well, or wells, subsequent to the Test Well (“Subsequent Wells”) in accordance with the terms and conditions of the OOA.  Notwithstanding anything the contrary contained in Paragraph 5 above, in the event a Subsequent Well is proposed to be drilled on the Lease before Payout, in lieu of any other options contained herein, Maritech shall have the right to participate as to its 20% working interest in each such Subsequent Well pursuant to and in accordance with the OOA.

11.                               Laws:  THE PROVISIONS OF THIS AGREEMENT AND THE RELATIONSHIP OF THE PARTIES SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ALABAMA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD REFER THE MATTER TO THE LAWS OF ANOTHER JUISDICTION.

12.                               Miscellaneous:

A.                                   All notices, consents, requests, instructions, approvals and other communications provided for herein shall be deemed to be validly given, made or served, if in writing, and delivered personally or sent by courier service, telex, facsimile or certified mail, however, in no event by e-mail, to the addresses listed below:

Maritech Resources, Inc. Attn: Mr. Matt McCarroll 25025 I-45North, 6th Floor The Woodlands, TX 77380 Telephone: 281-364-4343 Fax: 281-364-9846 E-mail: mmcarroll@maritechresources.com	Howard Energy Co., Inc. Attn: Ms. Linda Marshall 13561 West Bay Shore Dr., Ste. 3000 Traverse City, MI 49684 Telephone: (231) 995-7850 Fax: (231) 941-2166 E-mail: lmarshall@howardenergy.com

Palace Exploration Company	Palace Exploration Company
and Palace Operating Company	Palace Operating Company
Attn: Mr. Jay Brown	Attn: Mr. William H. Creel, II
Granite Park 10, Ste. 110	1202 East 33rd St.
15115 Park Row	Tulsa, OK 74105-2048
Houston, TX 77084	Telephone: (918) 743-5096
Telephone: (281) 829-6336	Fax: (918) 712-8924
Fax: (281) 829-2959	E-mail: bcreel@ztienergy.com
E-mail: jbrown@ztienergy.com

Reef Global Energy I, L. P.	Challenger Minerals Inc.
Attn: Mr. Walt Dunagin	Attn: Mr. Reagan Newton
1901 N. Central Expressway, Ste. 300	15375 Memorial Dr., Suite G-200
Richardson, TX 75080	Houston, TX 77079
Telephone: (972) 437-6792	Telephone: (281) 925-7215
Fax: (972) 994-0369	Fax: (281) 925-7281
E-mail: walt@reefexploration.com	E-mail: reagan.newton@gsfdrill.com

B.                                     This Participation Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated herein, and supersedes all prior oral or written agreements, commitments, understanding, or information otherwise furnished by Maritech to Participants with respect to such matters.  No amendment shall be binding unless in writing and signed by representatives of each of the Parties.

C.                                     A term, provision, covenant, representation, warranty, or condition of this Participation Agreement may be waived only by written instrument executed by the Party waiving compliance. The failure or delay of any Party in the enforcement or exercise of the rights granted under this Agreement shall not constitute a waiver of said rights nor shall it be considered as a basis for estoppel.

D.                                    This Participation Agreement, together with all of its exhibits, is intended by the Parties to be a complete and final statement of the agreement of the Parties with respect to the subject matter hereof, and supersedes any prior oral or written statements or agreements between the Parties hereto.

E.                                      The terms and provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors, legal representatives and assigns, and shall be covenants running with the lands and Lease.  The Parties hereto agree to execute such other instruments as may be necessary or convenient to effectively convey the interest in the Lease, transfer operatorship and all other rights and obligations as contemplated by this Participation Agreement and/or otherwise effectuate the terms hereof.

F.                                      To the extent permitted in its licensing agreement, upon ratification of the Confidentiality Agreement dated May 1, 2002 by and between Maritech and Union Oil Company of California, Maritech shall allow the Participants continued access during normal business hours to its geological and 3-D seismic data covering the Lease and any area contiguous thereto.

G.                                     Notwithstanding anything herein to the contrary, Participants shall never become liable for any gas or production imbalances affecting the Lease, except for its proportionate share of any imbalances that might accrue between Maritech and Participants with regard to any well(s) drilled pursuant to this Participation Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Participation Agreement to be executed effective as of the date first set forth above.  This Participation Agreement may be signed in counterparts and shall be binding upon the Parties and upon their successors, representatives and assigns.  If these terms and conditions are acceptable, please indicate your agreement and acceptance by signing and returning one copy of this Participation Agreement to Reagan Newton, on or before April 1 2004, or this offer shall, at CMI’s option, expire and be null and void.

Sincerely,

Challenger Minerals Inc.

/s/ Charles B. Hauf

Charles B. Hauf
Vice President and General Manager

AGREED TO AND ACCEPTED:
Maritech Resources, Inc.		Reef Global Energy I, L. P.
By: Reef Partners LLC, General Partner

By:	/s/ G.M. McCarroll	By:	/s/ Michael J. Mauceli
Name: G. M. McCarroll		Name: Michael J. Mauceli
Title: President		Title: Managing Member of Reef Partners LLC
Date: 4/2/04		Date: 6/10/04

Palace Exploration Company &
Palace Operating Company		Howard Energy Co., Inc.

By:		By:
Name:	Robert M. Zinke	Name:
Title:	Vice President	Title:
Date:		Date:

Exhibit “A”

to Mobile 961 (OCS-G 5761) Participation Agreement, dated March 1, 2004, by and between

Challenger Minerals Inc., Reef Global Energy I, L. P.,  Palace Exploration Company and Howard Energy Co., Inc., as Participants, Palace Operating Company, as Operator and Maritech Resources, Inc.

Lease:  All operating rights in that certain Oil and Gas Lease from the United States of America, as Lessor, to Chevron USA Inc. and Union Oil Company of California, as Lessee, effective as of July 1, 1983, identified in the office of The Minerals Management Service, Gulf of Mexico OCS Region, as Oil and Gas Lease of Submerged Lands under the Outer Continental Shelf Lands Act, Serial No. OCS-G 5761, describing Block 961, Mobile Area, as shown on OCS Official Protraction Diagram, No NH16-04, covering 5,760.0 acres, more or less, INSOFAR AND ONLY INSOFAR as said Lease covers operating rights in the S/2, NE/4, E/2NW/4, NW/4NW/4, S/2SW/4NW/4 and NW/4SW/4NW/4 from the surface of the earth down to a depth of 100’ below the stratigraphic equivalent of the base of the Miocene sand seen at 2198’ in the OCS-G 5761 Mobile Block 961 #1 well.